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                                                                  EXHIBIT 10.99



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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            PAXSON COMMUNICATIONS OF
                                DENVER-59, INC.,

                              UHF CHANNEL 59 CORP.

                                      AND

                           CHANNEL 59 OF DENVER, INC.

                                   *   *   *

                                 APRIL 18, 1996

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

                               TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Affiliation Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Loan Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Note" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Time Brokerage Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.5     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7     Assumed Contracts . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . 9





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
                                                                                                                     Page
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         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.11    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12    Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.17    Conduct of Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.18    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.19    Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.20    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5     Buyer Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.6     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 5.  OPERATIONS OF THE STATIONS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.2     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.6     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.7     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.9     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.10    Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.12    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.13    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.14    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.15    Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





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
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                                                                                                                     Page

         5.17    Financing Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.18    Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.19    Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.20    Collection of Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1     FCC Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Control of the Station . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.5     Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.8     Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.9     Title Insurance and Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.10    Sales Tax Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.11    Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.12    Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.13    Buyer Conduct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.14    HSR Act Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS
             AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.2     Conditions to Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.2     Deliveries by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.1     Termination by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.3     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.4     Survival of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27





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                                                                                                                     Page
SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.2    Indemnification by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.2    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.8    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.10   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.11   Press Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.12   Consent to Jurisdiction and Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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                               LIST OF SCHEDULES

          Exhibit A                --       Affiliation Agreement

          Schedule 2.2             --       Excluded Assets

          Schedule 3.3             --       Consents

          Schedule 3.4             --       Licenses

          Schedule 3.5             --       Real Property

          Schedule 3.6             --       Tangible Personal Property

          Schedule 3.7             --       Contracts

          Schedule 3.9             --       Intangibles

          Schedule 3.10            --       Insurance

          Schedule 3.12            --       Employee Matters

          Schedule 3.14`           --       Litigation

          Schedule 8.2(h)          --       Opinion of Seller's Counsel

          Schedule 8.3(d)          --      Opinion of Buyer's Counsel








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                            ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT is dated as of the 18th day of April, 1996, by and among Paxson Communications of Denver-59, Inc., a Florida corporation ("Buyer"), UHF Channel 59 Corp., a Colorado corporation ("UHF-59"), and Channel 59 of Denver, Inc., a Florida corporation ("CNI-59"; and UHF-59 and CNI-59 are individually, a "Seller" and collectively, the "Sellers").

                                R E C I T A L S

    A. Sellers and Buyer are parties to an Option Agreement dated as of August 31, 1995 (the "Option Agreement"), pursuant to which Sellers granted to Buyer an option (the "Option") to acquire from Sellers substantially all of the assets used or useful in the business or operations of Television Stations KUBD-TV, Denver, Colorado ("Station KUBD"), and Low Power Television Station K54CQ, Fort Collins, Colorado ("Station K54CQ"; and Station KUBD and Station K54CQ are individually, a "Station" and collectively, the "Stations").

    B. In accordance with the Option Agreement, Buyer has notified Sellers that Buyer intends to exercise the Option.

    C. Sellers desire to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T S

    In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Sellers, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

    The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

    "Accounts Receivable" means the rights of either Seller to payment for the sale of advertising or programming time run on the Stations by Sellers prior to the Closing Date.

    "Affiliation Agreement" means the Affiliation Agreement in the form of Exhibit A hereto to be entered into upon the Closing by Buyer and The Christian Network, Inc.


    "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

    "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are designated as Contracts that are to be assumed by Buyer upon its purchase of the Stations and (ii) any Contracts entered into by either Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

    "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

    "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

    "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

    "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which either Seller is a party or which are binding upon either Seller and which relate to or affect the Assets or the business or operations of either or both Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by either Seller between the date of this Agreement and the Closing Date.

    "FCC" means the Federal Communications Commission.

    "FCC Consents" means actions by the FCC granting its consents to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

    "FCC Licenses" means all Licenses issued by the FCC to either Seller in connection with the business or operations of the Stations.

    "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by either Seller or under which either Seller is licensed or franchised and which are used or useful in the business and operations of either or both Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

    "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities in connection with the conduct of the business or operations of each Station, together with any additions thereto between the date of this Agreement and the Closing Date.

    "Loan Agreement" means the Loan Agreement dated as of August 31, 1995, among Buyer and Sellers.

    "Note" means the Promissory Note dated August 31, 1995, in the principal amount of $7,000,000, delivered by CNI-59 to Buyer pursuant to the Loan Agreement.

    "Purchase Price" means the purchase price specified in Section 2.3.

    "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of either or both Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

    "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of either or both Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

    "Time Brokerage Agreement" means the Time Brokerage Agreement dated as of August 31, 1995, among Sellers and Buyer.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations that is owned, leased or otherwise held by such Seller, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for encumbrances permitted by Section 5.5 herein), including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all other intangible assets of each Seller relating to the either or both Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any, except for any lists of donors, contributors or other supporters of the Stations;

                 (f) All of each Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the either or both Stations;

                 (g) The Accounts Receivable as of 11:59 p.m., local time, on the day prior to the Closing Date;

                 (h) All choses in action of each Seller relating to either or both Stations; and

                 (i) All books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Each Seller's cash on hand as of the Closing and all other cash in any of either Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records that each Seller is required by law to retain and that pertain to each Seller's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d)      All property listed on Schedule 2.2 hereto; and

                 (e) All lists of donors, contributors or other supporters of the Stations.

         2.3     Purchase Price.  The Purchase Price for the Assets shall be
(i) One Hundred Thousand Dollars ($100,000), adjusted as provided in Section 2.3(a) below, payable in cash at the Closing and (ii) the forgiveness on the Closing Date of all principal, accrued but unpaid interest, fees, expenses and other charges owed by CNI-59 to Buyer as of the Closing Date pursuant to the Loan Agreement and the Note.

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses, other than expenses for which Buyer is obligated to reimburse Sellers under the Time Brokerage Agreement, for which no proration shall be required. All expenses arising from the operation of each Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC regulatory fees, and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, other than expenses for which Buyer is obligated to reimburse Sellers under the Time Brokerage Agreement, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon.

         2.4 Payment of Purchase Price. The cash portion of the Purchase Price, as adjusted, shall be paid by Buyer to Sellers at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Sellers to Buyer, at least two days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of either or both Sellers, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of either or both Stations prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements not assumed by Buyer, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of either or both Sellers under any employee pension, retirement, or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Stations for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of either or both Sellers prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. CNI-59 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is duly qualified and in good standing under the laws of the State of Colorado. UHF-59 is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used by it, (ii) to conduct the business and operations of each Station as now conducted by it, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder. Neither Seller is a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of either or both Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller have been duly authorized by all necessary actions on the part of such Seller and its shareholder. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligation of such Seller, enforceable against it in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of each Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which either Seller is a party or by which either Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Sellers have delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and the respective Seller identified on Schedule 3.4 is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Stations as now operated. Except as described on Schedule 3.4, the Licenses for each Station are in full force and effect, and the conduct of the business and operations of such Station is in accordance therewith in all material respects. Sellers have no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. The city of license of Station KUBD, as determined by the FCC, is located within the Denver Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron
Co. and the Denver Designated Market Area as defined by the 1995 United States Television Household Estimates published by Nielsen Media Research. To the best of Sellers' knowledge, on or before June 17, 1993, Station KUBD made a valid election of must carry with respect to each cable system located within such Station's Area of Dominant Influence. Except as disclosed on Schedule 3.4, no cable system on which Station KUBD is entitled to must carry status has advised such Station of any signal quality or copyright indemnity or other prerequisite to cable carriage of such Station's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and each Seller's interests therein. Except as disclosed on Schedule 3.5, the Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. Sellers have good and marketable fee simple title, insurable at standard rates, to all fee estates (including the improvements thereon) included in the Real Property, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for liens for real estate taxes not yet due and payable and liens disclosed on Schedule 3.5. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, so long as UHF-59 fulfills its obligations under the lease therefor, UHF-59 has enforceable rights to nondisturbance and quiet enjoyment, and, to the best of Sellers' knowledge, no third party holds any interest in the leased premises with the right to foreclose upon UHF-59's leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. Sellers have delivered to Buyer true and complete copies of all deeds pertaining to the Real Property. All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Sellers have full legal and practical access to the Real Property. All easements, rights-of-way, and real property licenses affecting or constituting part of the Real Property have been properly recorded in the appropriate public recording offices.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.6, each Seller owns and has good title to each item of Tangible Personal Property owned by it, and none of the Tangible Personal Property owned by either Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for encumbrances permitted by
Section 5.5 herein. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All items of transmitting and studio equipment included in the Tangible Personal Property
(i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Stations and any auxiliary broadcast stations used in the operation of the Stations to operate, in all material respects, in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Assumed Contracts. Schedule 3.7 is a true and complete list of all Contracts. Sellers have delivered to Buyer true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Schedule 3.7 or any other Schedule to this Agreement, neither Seller requires any contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Sellers are not aware of any intention by any party to any Assumed

Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, each Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consents provided for in Section 6.1, the other Consents described in Schedule 3.3, and any filing required under the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit each Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Sellers have delivered to Buyer copies of all documents establishing or evidencing all Intangibles. To the best knowledge of Sellers, neither Seller is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Sellers threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of either Seller that insure any part of the Assets or the business of the Stations. All policies of insurance listed in Schedule
3.10 are in full force and effect.  The insurance policies listed in Schedule
3.10 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Stations against all customary and foreseeable risks. During the past three years, no insurance policy of either Seller on the Assets or the Stations has been canceled by the insurer and no application of either Seller for insurance has been rejected by any insurer.

         3.11 Reports. All Station returns, reports, and statements required to be filed by Sellers with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Sellers and the Stations have been complied with by Sellers in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed. Sellers have timely paid to the FCC all annual regulatory fees required to be paid by Sellers with respect to the FCC Licenses.

         3.12    Personnel.

                 (a) Employees and Compensation. Schedule 3.12 contains a true and complete list of all employees of the Stations, their job titles, date of hire and current salary. Schedule 3.12 also contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Stations and all fixed or contingent liabilities or obligations of either Seller with respect to any person now or formerly employed by either Seller at the Stations, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. Sellers have furnished Buyer with true and complete copies of all employee handbooks, employee rules and regulations, and summary plan descriptions of the written plans and arrangements listed in
Schedule 3.12, and with descriptions of the unwritten plans and arrangements listed in Schedule 3.12. At Buyer's request, Sellers will furnish Buyer with true and complete copies of all applicable plan documents, trust documents, and insurance contracts with respect to the plans and arrangements listed on
Schedule 3.12. All employee benefits and welfare plans or arrangements listed in Schedule 3.12 were established and have been executed, managed and administered in accordance with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws. Sellers are not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead them to believe that any such audit or examination is pending or threatened. No action, suit, or claim with respect to any of such plans or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Sellers, threatened, and Sellers possess no knowledge of any facts which could give rise to any such action, suit or claim.

                 (b) Labor Relations. Neither Seller is a party to or subject to any collective bargaining agreements with respect to the Stations. Neither Seller has any written or oral contracts of employment with any employee of the Stations, other than those listed in Schedule 3.7. Each Seller has complied with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Sellers' knowledge, threatened, between Sellers and any employee (singly or collectively) of the Stations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. To Sellers' knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

                 (c) Liabilities. Neither Seller has any liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. Neither Seller has incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Neither Seller has failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that either Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of either Seller as a result of a failure to comply with ERISA.

         3.13 Taxes. Each Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which either Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and, to the best knowledge of Sellers, no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from either Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry or as listed on
Schedule 3.14 attached hereto, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Sellers threatened, against or relating to either Seller with respect to the ownership or operation of its respective Station or otherwise relating to the Assets or the business or operations of either Station, nor do Sellers know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of Sellers' knowledge, threatened (i) before the FCC relating to the business or operations of either Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of either Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of either Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15    Environmental Matters.

                 (a) Each Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against either Seller in connection with its ownership or operation of the Stations alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Sellers' knowledge, neither Seller has any liability relating to its ownership and operation of the Stations that could reasonably be expected to have a material adverse effect on the business or operations of the Stations (and there is no basis related to the present operations, properties, or facilities of either Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against such Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Sellers' knowledge, neither Seller has any liability relating to its ownership and operation of the Stations that could reasonably be expected to have a material adverse effect on the business or operations of the Stations (and neither Seller has handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against either Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Sellers' knowledge, neither Seller has any liability relating to its ownership and operation of the Stations that could reasonably be expected to have a material adverse effect on the business or operations of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against either Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To the best of Sellers' knowledge, neither Seller has any liability relating to its ownership and operation of the Stations that could reasonably be expected to have a material adverse effect on the business or operations of the Stations (and neither Seller has exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against either Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) To the best of Sellers' knowledge, in connection with the Sellers' ownership or operation of the Stations, each Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by either Seller in connection with its ownership and operation of the Stations or, to the best of Sellers' knowledge, by any other party on any Real Property.

         3.16 Compliance with Laws. Each Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. Neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts with the rights of any other person or entity.

         3.17 Conduct of Business in Ordinary Course. Except as disclosed on Schedule 3.5, since October 18, 1995, each Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                 (a) Suffered any material adverse change in the assets or properties of either Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of either Station;

                 (b) Made any sale, assignment, lease, or other transfer of any of the properties of either Station other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (c) Canceled any debts owed to or claims held by either Seller with respect to the Stations, except in the normal and usual course of business;

                 (d) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations; or

                 (e) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations.

         3.18 Transactions with Affiliates. Neither Seller has been involved in any business arrangement or relationship relating to either Station with any affiliate of Sellers, and no affiliate of Sellers owns any property or right, tangible or intangible, which is used in the business of the Stations, other than such arrangements and relationships between Sellers and The Christian Network, Inc. that have been disclosed to Buyer. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.19 Broker. Neither Seller nor any person acting on Sellers' behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.20 Full Disclosure. No representation or warranty made by Sellers in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is duly qualified and in good standing under the laws of the State of Colorado. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and making any filing required under the HSR Act, the execution, delivery, and performance by

Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Buyer Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as now in effect, the Telecommunications Act of 1996, and the rules, regulations and policies of the FCC as now in effect. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations.

         4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5.  OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Each Seller agrees that, between the date of this Agreement and the Closing Date, Sellers shall operate Station KUBD and, at such time as it resumes broadcast operations, Station K54CQ, diligently in the ordinary course of business in accordance with their past practices (except where such conduct would conflict with the following covenants or with Sellers' other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Neither Seller shall increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices.

         5.3 Contracts. Neither Seller will, without the prior written consent of Buyer, enter into any contract or commitment relating to either Station or the Assets, or amend or terminate any Assumed Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Neither Seller shall sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Neither Seller shall create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed on or prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and
(iii) mechanics' liens and other similar liens, which shall be removed on or prior to the Closing Date.

         5.6 Licenses. Neither Seller shall cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Neither Seller shall fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of either Station.

         5.7 Rights. Neither Seller shall waive any right relating to either Station or any of the Assets. Neither Seller shall cause any cable system located within the Area of Dominant Influence of Station KUBD to refuse to carry such Station's signal.

         5.8 No Inconsistent Action. Neither Seller shall take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Sellers shall give Buyer and its authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection.

         5.10 Maintenance of Assets. Each Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Each Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, other than any loss, damage or impairment resulting from actions taken by Buyer pursuant to the Time Brokerage Agreement, Sellers shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Sellers shall maintain the existing insurance policies on the Stations and the Assets through the Closing Date.

         5.12 Consents. Sellers shall use their best efforts to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement; provided, however, that Sellers' failure to obtain any Consent shall not constitute a material breach of this Agreement. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Sellers shall cooperate with Buyer and use their best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

         5.13 Books and Records. Each Seller shall maintain its books and records relating to the Stations in accordance with past practices.

         5.14 Notification. Sellers shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Stations, and of any material change in any of the information contained in Sellers' representations and warranties contained in
Section 3 of this Agreement.

         5.15 Financial Information. Sellers shall furnish to Buyer such financial information regarding the Assets and the business or operations of the Stations (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Sellers to Buyer pursuant to this Section shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Stations, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended.

         5.16 Compliance with Laws. Each Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

         5.17 Financing Leases. Each Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by either Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.18 Programming. Sellers shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Stations, or make any other material change in the Stations' programming policies, except such changes as in the good faith judgment of the Sellers are required by the public interest.

         5.19 Preservation of Business. To the extent consistent with their obligations under the Time Brokerage Agreement, each Seller shall use its best efforts to preserve the business and organization of the Stations and use its best efforts to keep available to the Stations their present employees and the Stations' present relationships with suppliers and others having business relations with them, to the end that the business and operations of the Stations shall be unimpaired at the Closing Date.

         5.20 Collection of Accounts Receivable. Sellers shall collect the accounts receivable of the Stations only in the ordinary course consistent with its past practices and will not take any action designed or likely to accelerate the collection of its accounts receivable.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consents.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Sellers and Buyer shall promptly prepare appropriate applications for the FCC Consents and shall file the applications with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the applications with all reasonable diligence and otherwise use their best efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consents, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Sellers shall oppose any requests for reconsideration or judicial review of the FCC Consents. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consents, and neither party shall have terminated this Agreement under

Section 9, the parties shall jointly request an extension of the effective period of the FCC Consents. No extension of the FCC Consents shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs, other than any damage or destruction of the Assets or any other event resulting from Buyer's conduct or actions under the Time Brokerage Agreement, which (i) causes Station KUBD to cease broadcasting operations for a period of three or more days or (ii) prevents in any material respect signal transmission by Station KUBD in the normal and usual manner and Sellers fail to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Sellers or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Sellers shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and expense and within thirty (30) days of the date hereof, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Stations. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Sellers as soon as practicable.

         6.6 Engineering Study. Buyer may, at its option and expense and within thirty (30) days of the date hereof, retain an engineering firm to conduct a proof of performance study of the Stations and to prepare a report on the Stations' compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the operations or equipment of the Stations, Buyer shall so notify Sellers as soon as practicable.

         6.7 Cooperation. Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Sellers shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Colorado shall be complied with by Sellers and Buyer. Any loss, liability, obligation, or cost suffered by Sellers or Buyer as the result of the failure of Sellers or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Buyer.

         6.9     Title Insurance and Surveys.

                 (a) Title Insurance on Fee Property. With respect to each parcel of Real Property that either Seller owns, Sellers will obtain and deliver to Buyer, at Buyer's expense, at or prior to Closing, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Buyer), issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of the property and any improvements thereon (as reasonably determined by Buyer), insuring title to such parcel to be in the name of Buyer as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement.

                 (b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained and delivered to Buyer pursuant to this Agreement shall (1) insure title to the Real Property described in the policy and all recorded easements benefitting such Real Property, (2) contain an "extended coverage endorsement" insuring over the general exceptions customarily contained in title policies, (3) contain an ALTA Zoning Endorsement
3.1 (or equivalent), (4) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property, (5) contain an inflation endorsement, (6) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel, and (7) not be subject to any survey exception or any defect or encroachment disclosed by a survey delivered with respect to the property.

                     (c) Surveys. With respect to each parcel of Real Property, as to which a title insurance policy is to be procured pursuant to this Agreement, Buyer will procure a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

         6.10 Sales Tax Filings. Through the Closing Date, Sellers shall continue to file Colorado sales tax returns with respect to the Stations, if and to the extent such returns are required to be filed by applicable law, and shall concurrently deliver copies of all such returns to Buyer.

         6.11 Access to Books and Records. Sellers shall provide Buyer reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the assets that are not included in the Assets. Buyer shall provide Sellers reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.12 Appraisal. Buyer and Sellers agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television station assets.

         6.13 Buyer Conduct. Buyer shall take no action, or fail to take any required action, that would disqualify Buyer from being the licensee of the Stations under the Communications Act of 1934, as now in effect, the Telecommunications Act of 1996, and the rules, regulations and policies of the FCC as now in effect. Buyer, in programming the Stations pursuant to the Time Brokerage Agreement, shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses.

         6.14 HSR Act Filing. Sellers and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS
            AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Sellers shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                 (c)      Consents.  All Consents designated as "material" on
Schedule 3.3 shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consents. The FCC Consents shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Sellers shall have complied with any conditions imposed on it by the FCC Consents, and the FCC Consents shall have become Final Orders.

                 (e) Governmental Authorizations. Sellers shall be the holders of all Licenses and there shall not have been any modification of any License that could have a material adverse effect on the Stations or the conduct of their business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets, or properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations.

                 (h) Time Brokerage Agreement. The Time Brokerage Agreement shall be in full force and effect, and Sellers shall have complied, in all material respects, with their obligations thereunder.

                 (i) Loan Agreement. There shall exist no Event of Default as defined in the Loan Agreement.

                 (j) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consents. The FCC Consents shall have been granted without the imposition on Sellers of any conditions that need not be complied with by Sellers under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consents.

                 (e) Time Brokerage Agreement. The Time Brokerage Agreement shall be in full force and effect, and Buyer shall have complied, in all material respects, with its obligations thereunder.

                 (f) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Sellers, that is (1) not earlier than the first business day after both FCC Consents are effective, and (2) not later than ten business days following the date upon which both FCC Consents have become Final Orders.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Sellers.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for liens for current taxes not yet due and payable;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property;

                 (c) Consents. An executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of each Seller by its Chairman or President, certifying (1) that the representations and warranties of each Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that each Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Title Insurance and Surveys. The title insurance and surveys described in Section 6.9;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Sellers in connection with its operations;

                 (g) Accounts Receivable. A complete and accurate list of the Stations' accounts receivable as of a date no more than five business days prior to the Closing Date, including, with respect to each of the accounts receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due;

                 (h) Opinion of Counsel. An Opinion of Sellers' counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(h) hereto; and

                 (i) Lenders Certificates. Such certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder, provided that Buyer shall bear any reasonable and necessary expense incurred by Sellers to obtain such certificate and confirmation.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a) Purchase Price. The cash portion of the Purchase Price, as adjusted pursuant to Section 2.3(a), the executed original of the Note marked "canceled" and such other documents as may be required to release or terminate any security interests held by Buyer in any of the assets described in Section 2.2;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers' obligations under the Licenses and Assumed Contracts as provided in
Section 2.5;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its Secretary, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date; and

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Affiliation Agreement. The Affiliation Agreement, duly executed by Buyer.

SECTION 9.  TERMINATION

         9.1 Termination by Sellers. This Agreement may be terminated by Sellers, if neither Seller is then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If, on the date that would otherwise be the Closing Date, Sellers shall have notified Buyer in writing that one or more of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied or waived in writing by Sellers and such condition or conditions shall not have been satisfied by Buyer or waived in writing by Sellers within fifteen days following such notice.

                 (b) Judgments. If, on the date that would otherwise be the Closing Date, Sellers shall have notified Buyer that there is in effect any judgment, decree, or order that would prevent or make unlawful the Closing and such judgment, decree or order shall not have been satisfied by Buyer within fifteen (15) days following such notice.

                 (c) Upset Date. If the Closing shall not have occurred by October 18, 1997.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

                 (a) Conditions. If, on the date that would otherwise be the Closing Date, Buyer shall have notified Sellers in writing that one or more of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer and such condition or conditions shall not have been satisfied by Sellers or waived in writing by Buyer within fifteen (15) days following such notice.

                 (b) Judgments. If, on the date that would otherwise be the Closing Date, Buyer shall have notified Sellers that there is in effect any judgment, decree, or order that would prevent or make unlawful the Closing and such judgment, decree or order shall not have been satisfied by Sellers within fifteen (15) days following such notice.

                 (c) Upset Date. If the Closing shall not have occurred by October 18, 1997.

                 (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of Station KUBD in the normal and usual manner for a continuous period of three days unless such interruption of service is due to actions of Buyer under the Time Brokerage Agreement.

         9.3 Rights on Termination. Subject to Section 9.4, if this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall have no liability to each other as a result of such termination. In addition to its rights under Section 9.4, if this Agreement is terminated by Buyer due to Sellers' material breach of their obligations hereunder, Buyer shall have all rights and remedies available at law or equity. If this Agreement is terminated by Sellers due to Buyer's material breach of its obligations hereunder, the payment to Sellers of the expenses (including reasonable attorneys' fees and costs) incurred by Sellers in the negotiation and preparation of this Agreement and the performance by Sellers of their obligations hereunder shall constitute full payment and the exclusive remedy for any damages suffered by Sellers by reason of Buyer's material breach.

         9.4 Survival of Option. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the Option shall nevertheless remain exercisable by Buyer until the expiration of the Option as provided in the Option Agreement, and Buyer may at any time, and from time to time, prior to such expiration again exercise the Option as set forth in the Option Agreement and, upon such exercise, Buyer and Sellers shall enter into an Asset Purchase Agreement that is, subject to the requirement in the following sentence, substantially identical to this Agreement and thereafter diligently proceed to perform their obligations thereunder. In the event that the transactions contemplated by this Agreement are not consummated because a provision of this Agreement is determined by the FCC to violate any FCC rule or policy, Buyer and Sellers shall negotiate in good faith to revise any such provision to ensure compliance with such rule or policy while preserving, to the extent possible, the intent of the parties as embodied in the provision to be revised.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of twelve months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Sellers shall affect Buyer's right to rely on any representation or warranty made by Sellers or relieve either Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Sellers. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Sellers hereby agree to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by either Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of either Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of either Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, Buyer hereby agrees, subject to the limitation in the last sentence of Section 9.3, to indemnify and hold each Seller harmless against and with respect to, and shall reimburse each Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement.

                 (b) Any and all obligations of each Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing.

                 (d) Any and all losses, liabilities or damages resulting from any action taken by Buyer or its employees and agents with respect to the Station, or any failure by Buyer or its employees and agents to take any action with respect to the Station, in connection with the performance by Buyer of its obligations under the Time Brokerage Agreement, including, without limitation, any and all losses, liabilities or damages resulting from (i) violations by Buyer or its employees and agents of the Communications Act of 1934, as amended, or any rule, regulation or policy of the FCC, (ii) slander, defamation or other claims relating to programming provided by Buyer for broadcast on the Station, and (iii) Buyer's broadcast and sale of advertising time on the Station.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 (f) Notwithstanding any provision in this Agreement to the contrary, Sellers shall not be required to indemnify Buyer for any losses, liabilities or damages relating to or arising from (i) a chose in action of either Seller relating to either Station unless Buyer promptly notifies Sellers of such chose in action, and thereupon Sellers shall have sole responsibility for the prosecution of such chose in action or (ii) any environmental or engineering defect or other circumstance that is described in the environmental survey or engineering study referred to in Sections 6.5 and 6.6 hereof, respectively, if and to the extent such defect or circumstance is not a violation of Sellers' representations, warranties or covenants hereunder.

         10.5 Specific Performance. The parties recognize that if either Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, each Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Sellers to Buyer pursuant to this Agreement shall be paid by the party upon whom such tax is imposed by law. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, except that Buyer, on the one hand, and Sellers, on the other hand, shall each pay one-half of all filing fees required by the FCC, and Buyer shall pay any filing fee required by the FTC under the HSR Act , and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Sellers or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to either Seller:                       Mr. James L. West
                                           The Christian Network, Inc.
                                           14444 66th Street North
                                           Clearwater, FL  34624

With a copy to:                            Alan C. Campbell, Esq.
                                           Irwin, Campbell & Tannenwald
                                           1730 Rhode Island Avenue, N.W.
                                           Suite 200
                                           Washington, D.C.  20036

If to Buyer:                               Mr. Lowell W. Paxson
                                           Paxson Communications Corporation
                                           601 Clearwater Park Road
                                           West Palm Beach, FL  33401

With a copy to:                            John R. Feore, Jr., Esq.
                                           Dow, Lohnes & Albertson
                                           1200 New Hampshire Avenue, N.W.
                                           Suite 800
                                           Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer, prior to the filing of the FCC application, without seeking or obtaining Sellers' prior approval, provided that such assignment shall not constitute a release of Buyer's obligations hereunder, and Buyer may collaterally assign its rights and interests hereunder to its lenders without seeking or obtaining Sellers' prior approval. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Prior to the Closing, neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Consent to Jurisdiction and Service of Process. All judicial proceedings brought against Buyer or either Seller arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of Florida and, by execution and delivery of this Agreement, Buyer and each Seller accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Seller designates and appoints James
L. West, and Buyer designates and appoints William L. Watson, and such other persons as may hereafter be selected by Buyer or Sellers, as its respective agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by Buyer and each Seller to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to Buyer or Sellers at the address provided in Section 11.3, except that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by Buyer or Sellers refuses to accept service, Buyer and Sellers hereby agree that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings against the other in the courts of any other jurisdiction.

         11.13 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

PAXSON COMMUNICATIONS OF DENVER-59, INC.



                                       By: /s/ James B. Bocock
                                           -----------------------------------
                                           Name:  James B. Bocock
                                           Title:  President




                                       UHF CHANNEL 59 CORP.



                                       By: /s/ James L. West
                                           ------------------------------------
                                           James L. West
                                           Chairman



                                       CHANNEL 59 OF DENVER, INC.



                                       By: /s/ James L. West
                                           ------------------------------------
                                           James L. West
                                           Chairman

    IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                       PAXSON COMMUNICATIONS OF DENVER-59, INC.



                                       By:
                                           -----------------------------------
                                           Name:  James B. Bocock
                                           Title:  President



                                       UHF CHANNEL 59 CORP.



                                       By: /s/ James L. West
                                           ------------------------------------
                                           James L. West
                                           Chairman



                                       CHANNEL 59 OF DENVER, INC.



                                       By: /s/ James L. West
                                           ------------------------------------
                                           James L. West
                                           Chairman





                                      -35-